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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is made as of the 18/th/ day of September, 2002 (the "Effective Date"), by and between VENTAS, INC., a Delaware corporation (the "Company"), and Raymond J. Lewis (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Executive desires to be employed by the Company and the Company desires to hire the Executive; and

     WHEREAS, the Board of Directors of the Company (the "Board") have determined that it is in the best interests of the Company to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follow:

     1. Employment. The Company hereby agrees to employ Executive and Executive
        ----------
hereby agrees to be employed by the Company on the terms and conditions herein set forth. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Term") shall begin on a date (the "Commencement Date"), not earlier than September 15, 2002 and not later than October 1, 2002, as of which Executive determines that he is first able to begin the duties of his employment under this Agreement and shall end on the anniversary which is one year after such date, or if later, such later date to which the Term is extended pursuant to the following sentence. On the Commencement Date and on each day thereafter, the Term shall be automatically extended each day by one day to create an evergreen one year term until, at any time after the first anniversary of the Commencement Date, the Company delivers written notice (an "Expiration Notice") to Executive or Executive delivers an Expiration Notice to Company, in either case, to the effect that the Agreement shall expire on a date specified in the Expiration Notice that is not less than 12 months after the date the Expiration Notice is delivered to the Company or the Executive, respectively. Executive will be entitled to one business day of unpaid leave in the calendar year 2002 for each business day after the Commencement Date and before October 1, 2002.

     2. Duties. The Company shall employ Executive during the Term as its Senior
        ------
Vice President and Chief Investment Officer. Executive shall report to the Chief Executive Officer of the Company (the "CEO"). Executive shall have the duties and responsibilities consistent with Chief Investment Officers of other publicly-traded healthcare real estate investment trust, including, without limitation, the duty and responsibility to develop, with the CEO, the overall growth and acquisition strategy of the Company, to lead and be actively involved in the implementation of the Company's merger and acquisition activities, and to develop sound and efficient internal staff and process to maximize effectiveness and minimize risk in the Company's investment program. Executive shall perform such other duties (including but not limited to presentations at industry conferences) as are assigned to him by the CEO. Executive's duties will be performed at and from the Company's offices in Chicago, Illinois; subject, however, to such travel to the Company's corporate headquarters in Louisville Kentucky as may be required for the performance of Executive's duties or as may be requested by the CEO.

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     3. Extent of Services. Subject to the direction and control of the CEO,
Executive shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. The Company shall provide Executive the resources necessary to perform his duties hereunder, as determined by the Company in its sole discretion. During the Term, Executive shall devote his entire working time, attention, labor, skill and energies in the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

     4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

        (a) Base Salary. An annual base salary ("Base Salary") of not less than $210,000 payable in equal installments in accordance with the Company's normal payroll procedures. Executive may receive increases in his Base Salary from time to time, as approved by the CEO. Base Salary of Executive will first be reviewed in 2003 for Base Salary to be paid in calendar year 2004.

        (b) Annual Bonus. The Company shall pay or cause to be paid to Executive an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for each calendar year which begins during the Term.

            (i) For the 2002 calendar year, the amount of the Annual Bonus shall be not less than $50,000 plus an award pursuant to the Company's 2000 Incentive Compensation Plan or such successor long-term incentive plan as may be in effect from time to time (any or all of which, the "LTIP") of Options (as defined in the LTIP) to purchase 10,000 Shares (as defined the LTIP) of the Company's common stock, and an award of 2,500 Shares of Restricted Stock (as defined in the LTIP). Such Options and Restricted Stock shall vest (and in the case of the Options become exercisable) in three installments each of one third the number of Options and Shares of Restricted Stock, respectively, on each of the first, second and third anniversaries of the date of grant; provided, however, that such Options and Restricted Stock that are not vested (or exercisable) upon Executive's termination of employment shall be forfeited upon Executive's termination of employment except as otherwise provided in the LTIP or this Agreement. The Annual Bonus for 2002 shall be paid (or in the case of the Options and Restricted Stock granted) not later than January 31, 2003.

            (ii) For the calendar year 2003, Executive shall be eligible for an Annual Bonus ranging from zero to 100% of his Base Salary. If Executive and the Company achieve the target individual and corporate performance goals, as determined by the Committee (as defined in the LTIP) in its discretion, such Annual Bonus shall be 50% of Executive's Base Salary. If Executive and the Company achieve the maximum performance goals, as determined by the Committee in its discretion, such Annual Bonus shall be 100% of Executive's Base Salary. Such individual and Company performance goals shall be set by the Committee in accordance with its policies, plans and programs as in effect from time to time; and the actual Annual Bonus paid ranging from zero to 100% of

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       Executive's Base Salary shall depend on the achievement of such performance goals as determined by the Committee in its discretion.

           (iii) For the calendar year 2004 and thereafter, Executive will be included in the Ventas, Inc. annual bonus plan, policy or program for senior executives on the terms and conditions thereof in effect from time to time.

       (c) Engagement Bonus. As an engagement bonus, Company shall grant Executive as of the Commencement Date an award pursuant to the LTIP of Options to purchase 25,000 Shares and an award of 12,000 Shares of Restricted Stock. Such Options and Restricted Stock shall vest (and in the case of the Options become exercisable) in three installments each of one-third the number of Options and Shares of Restricted Stock, respectively, on each of the first, second and third anniversaries of the Commencement Date; provided, however, that such Options and Restricted Stock that are not vested (or exercisable) upon Executive's termination of employment shall be forfeited upon Executive's termination of employment except as otherwise provided in the LTIP or this Agreement.

    5. Benefits.

       (a) Executive shall be entitled to participate in the LTIP as in effect from time to time and be granted awards under such terms and conditions as may be determined by the Committee from time to time. Subject to the approval of the Committee, for the calendar year 2003 Executive shall be granted a long-term incentive award that at target individual and Company performance shall have a value as determined by the Committee in its discretion of 75% of Base Salary and shall have a maximum value of 150% of Base Salary. The actual amount of such award, ranging from zero to 150% of Executive's Base Salary, and the portions thereof comprising Options, Restricted Stock or other equity interests, shall be determined by the Committee in its discretion in accordance with the LTIP. The methodology for the valuation of Options for the Executive and allocation of any award amongst equity interests for the Executive shall be consistent with that methodology utilized by the Committee for other members of senior management of the Company.

       (b) Executive shall be entitled to participate in the Ventas, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan"), Deferred Compensation Plan (if any), medical, dental, long term disability, and group life insurance coverages and fringe benefit plans, policies, practices, and programs, from time to time in effect for executives of the Company and its affiliates in accordance with the terms and conditions thereof.

       (c) Executive shall be entitled to three days of paid vacation during the week of November 24, 2002. Executive shall be entitled to three weeks of paid vacation in calendar year 2003, and four weeks of paid vacation in calendar year 2004 and thereafter, in accordance with the Company's vacation plan, policy or program in effect from time to time, at a time or times mutually agreed between Executive and the CEO.

       (d) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for such reasonable expenses upon receipt by the Company of

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    accounting in accordance with the Company's reimbursement policies and procedures in effect from time to time.

    6. Termination of Employment.

       (a) Death or Disability. Executive's Employment shall terminate automatically upon Executive's death during the Term. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean a mental or physical condition which, in the opinion of the Company, renders Executive with or without reasonable accommodation unable or incompetent to carry out his material job responsibilities which he held or the material duties he was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician selected by the Company is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

       (b) Cause. The Company may terminate Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean the Executive's (i) indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; or (ii) willful or intentional material breach by Executive of his duties and responsibilities; (iii) willful or intentional material misconduct by Executive in the performance of his duties under this Agreement; or willful or intentional failure to comply with any lawful written instruction or directive of the CEO. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

       (c) Good Reason. Executive may terminate his employment during the Term for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:

           (i) the assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position (including offices, titles, reporting requirements or responsibilities), authority or duties as prescribed by Section 2 or the Company's requiring the Executive to be based at any office or location other than the location described in
       Section 2 or any other action by the Company which results in a diminution or other material adverse change in such position, authority or duties;

           (ii) the failure to pay Guaranteed Base Salary in at least the amount prescribed by Section 4(a);

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             (iii) the failure to provide Annual Bonus opportunity prescribed by
         Section 4(b);

             (iv) the failure to provide any equity award, plan or fringe benefits or perquisites prescribed by Section 5;

             (v) any other material adverse change to the terms and conditions of the Executive's employment (whether or not also described in clauses
         (a) through (c) above);

             (vi) a failure by the Company to cause a successor, prior to or as of the date it becomes a successor, to assume and agree to perform this Agreement in accordance with the provisions of Section 11(c);

    which in each case is not cured within thirty (30) days after written notice from Executive to the Company setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording an opportunity to cure. Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination in accordance with this Agreement. The passage of time not in excess of 12 months after the Executive has actual knowledge of an act or omission which constitutes Good Reason prior to delivery of Notice of Termination or a failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

         (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by notice (a "Notice of Termination") given in accordance with this Agreement. For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
    (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Company (for Cause) or by the Executive (with Good Reason) of Executive's employment under the provision so indicated, and (iii) specifies the intended termination date. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.

         (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notified Executive of such termination, (iii) if Executive resigns other than for Good Reason, the Date of Termination shall be the date 60 days after Executive notified the Company of such termination and (iv) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

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     7. Obligations of the Company Upon Termination. Following any termination of Executive's employment hereunder except for a termination in connection with a Change of Control (defined below) covered by Section 8 hereof, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts accrued or owed (but yet unpaid) to Executive pursuant to the terms and conditions of the executive benefit plans and programs of the Company at the time such payments are due, including accrued and unpaid vacation. In addition, subject to Executive's execution of a general release of claims in form substantially similar to the form attached hereto as Attachment A (the "Release"), Executive shall be entitled to the following additional payments:

        (a) Death or Disability. If, during the Term, Executive's employment shall terminate by reason of Executive's death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of the Annual Bonus Executive would have received for the year of termination of employment assuming maximum individual and Company performance (the "Maximum Annual Bonus"), in an amount equal to the product of such Maximum Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the year of the termination of employment during which Executive was employed by the Company and the denominator of which is 365. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Executive if Executive's employment had not terminated (but not earlier than the date the Release becomes irrevocable). Any Options and Restricted Stock granted to Executive as an engagement bonus under Section 4(c) hereof shall become fully vested at the time of termination of Executive by reason of death or Disability.

        (b) Other than for Cause, or for Good Reason. If, during the Term, the Company shall terminate Executive's employment other than for Cause (but not for Disability), or if the Executive shall terminate his employment for Good Reason,

            (1) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to one year of Executive's annual Base Salary as then in effect plus Executive's Maximum Annual Bonus for the year of termination.

            (2) Executive shall be treated as having one additional year of service for purposes of vesting in Restricted Stock then outstanding and not yet fully vested, and the duration within which any Option awarded to Executive then outstanding and vested and exercisable may be exercised shall be extended by one year (but not beyond the maximum duration for Options permitted by the LTIP); provided, however, that any Options and Restricted Stock granted as an engagement bonus under
        Section 4(c) hereof then outstanding and not yet fully vested, shall become fully vested.

            (3) During the one-year period beginning on the Date of Termination (the "Severance Period"), the Company shall provide Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels as if he remained actively employed during the Severance Period; provided that

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        Executive shall not participate in any bonus, vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination, provided further, if Executive is unable to participate in such benefit plans as offered by the Company to active employees, the Company will pay to Executive the premium cost which the Company pays for similarly situated active senior management employees; provided further, that Executive shall pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he remained employed during the Severance Period; provided further, that such welfare benefits shall be reduced to the extent Executive receives similar benefits from a subsequent employer. As and to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Executive will be eligible to continue his health insurance benefits at his own expense for the statutory period prescribed by COBRA following the "qualifying event" (as defined in COBRA) occurring at the end of Severance Period and, later, to the extent provided in cash benefit plan, program or arrangement, to convert such benefits to an individual policy.

            (4) Executive shall become immediately vested in all accounts or accrued benefits under any defined contribution plan or program qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, including without limitation the 401(k) Plan; provided that to the extent such vesting is not allowed pursuant to the terms of such plans, the Company shall pay to Executive an amount equal to the sum of the value of the unvested portion of such accounts or accrued benefits as of the Date of Termination and forfeited by Executive due to termination of employment.

        (c) Cause; Executive Resignation. If Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason (and other than due to Executive's death), during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement, provided that the Company shall pay to Executive his Base Salary through the Date of Termination.

        (d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive's designated beneficiary shall be entitled to receive the balance of the payments, or in the event of no designated beneficiary, the remaining payments shall be made in Executive's estate.

     8. Occurrence of a Change in Control.

        (a) Termination other than for Cause, or for Good Reason. If during the Term a Change of Control (as defined below) shall occur and within one year from the date of the occurrence of such Change of Control the Company shall terminate Executive's employment other than for Cause or the Executive shall terminate his employment for Good Reason (a "Change of Control Severance"), subject to Executive's execution of the Release and in lieu of the benefits under Section 7 hereof,

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         (1) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two (2) times the sum of (i) one year of Executive's annual Base Salary as then in effect, plus (ii) Executive's Maximum Annual Bonus for the year of termination, plus (iii) the fair market value (determined as of the Date of Termination) of the maximum number of Restricted Shares authorized to be granted to Executive under the LTIP in the year of termination assuming all performance criteria for such award was deemed satisfied.

         (2) All Options held by Executive for which the exercise period has not yet lapsed or expired shall become fully vested and exercisable and all Restricted Stock held by Executive shall become fully vested.

         (3) During the two (2) year period commencing on the date of the Change of Control Severance the Company shall provide Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels as if he remained actively employed during the Severance Period; provided that Executive shall not participate in any bonus, vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination, provided further, if Executive is unable to participate in such benefit plans as offered by the Company to active employees, the Company will pay to Executive the premium cost which the Company pays for similarly situated active senior management employees; provided further, that Executive shall pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he remained employed during the Severance Period; provided further, that such welfare benefits shall be reduced to the extent Executive receives similar benefits from a subsequent employer. As and to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Executive will be eligible to continue his health insurance benefits at his own expense for the statutory period prescribed by COBRA following the "qualifying event" (as defined in COBRA) occurring at the end of the two (2) year period and, later, to the extent provided in cash benefit plan, program or arrangement, to convert such benefits to an individual policy.

         (4) Executive shall become immediately vested in all accounts or accrued benefits under any defined contribution plan or program qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, including without limitation the 401(k) Plan; provided that to the extent such vesting is not allowed pursuant to the terms of such plans, the Company shall pay to Executive an amount equal to the sum of the value of the unvested portion of such accounts or accrued benefits as of the Date of Termination and forfeited by Executive due to termination of employment.

     (b) For purposes of this Agreement, a "Change in Control" means the occurrence of any of the following events:

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         (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the
     "1934 Act") and used in Section 13(d) and 14(d) thereof, including a "group as defined in Section 13(d)) immediately after which such Person has "Beneficial Ownership" (within the mean of Rule 13d-3 under the 1934 Act) of 35% or more of the combined voting power of Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries or (iii) any Person in connection with an acquisition referred to in the preceding clause (i), shall not constitute an acquisition which would cause a Change in Control.

         (2) The individuals who, as of August 5, 2002, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 8(b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

         (3) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

             (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Company") over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization.

             (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

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             (iii) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 35% or more of the then outstanding Voting Securities) has Beneficial Ownership of 35% or more of the combined voting power of the Surviving Company's then outstanding voting securities.

         (4) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

         (5) Approval by Company's stockholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

         (6) Any other event that the Board shall determine constitutes an effective Change in Control of Company.

         (7) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

9.   Restrictive Covenants.

     (a) Confidentiality.

         (i) Executive shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about his employment with the Company, the terms of this Agreement, the termination of his employment with the Company, the Company's businesses or affairs, the Company's officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

         (ii) Executive acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or perspective tenants and customers, business partners and customers, (including without limitation

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         information protected by the company's attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company's strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers' purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants; requirements for systems, programs, machines, or their equipment; information regarding the Company's bank accounts, credit agreement or financial projections information; information regarding the Company's directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged ("Confidential Information"). "Confidential Information" shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (B) was available to Executive on a non-confidential basis prior to the date hereof, or (C) is compelled to be disclosed by a court or governmental agency, provided that prior written notice is given to the Company and Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Executive shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

         (b) Noncompetition, Nonsolicitation, Noninterference. Executive shall not during the Term, and during the one-year period after the termination of Executive's employment with the Company for any reason (the "Restricted Period"), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United
States:

               (i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any subsidiary, or causing or attempting to cause any third party to do any of the foregoing;

               (ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any subsidiary to terminate his or her relationship with the Company or any subsidiary;

               (iii) soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any employee, customer, tenant, financial partner, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who which at any time during the period commencing one year prior to the Date of Termination, to the Executive's knowledge, maintained a material business relationship with the Company or any subsidiary or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Executive's termination of employment with the Company; or

               (iv) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any healthcare REIT (real estate investment trust), or any person which owns in excess of five percent of the issued and outstanding equity interest of a healthcare REIT, or any other company, entity or person that directly and materially competes with the Company anywhere in the United States. Nothing in this Section (iv) shall, however, restrict Executive from (A) performing services for financial institutions such as GE Capital Corporation or an investment banking firm, (B) making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any direct competitor, or (C) performing services as an employee, director, officer, consultant, independent contractor or advisor in a operating company position.

               (c) Other Prohibited Activities. Executive acknowledges that his position at the Company provides him with access to highly sensitive information concerning the Company's principal lessee and its affiliates and leases to such lessee and its affiliates which are critical to the Company's ability to effectively function and to the properties to be purchased by the Company, and that if Executive were to provide services for such principal lessee and/or its' affiliates such services would cause irreparable damages to the Company. Executive shall not during the Term and the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to Kindred Healthcare, Inc. or any of its parent, sister, subsidiary or affiliated entities in any manner, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise (unless Executive becomes a stockholder in Kindred Healthcare as part of a restructuring of Kindred Healthcare where the Company's stockholders receive Kindred Healthcare stock).

               (d)  Non-Disparagement.

                    (i) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Executive's employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

                    (ii) Nothing herein shall be deemed to preclude Executive or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process.

               (e) New Employer. Executive shall provide the terms and conditions of this Section 9 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Executive's compliance with this Section 9 and shall provide the Company with such information as it requests to allow such inquiry.

               (f)  Reasonableness of Restrictive Covenants.

                    (i) Executive acknowledges that the covenants contained in this Section 9 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

                    (ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his dependents.

               (g) Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 9, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of Section 9, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 11, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

               (h) Assistance. During the one-year period following a termination of Executive's employment with the Company, Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Executive shall agree to also make himself available to assist the Company with transition of Executive's duties to his successor and addressing ongoing issues and problems. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonably interfere with Executive's business or personal activities. If and to the extent that the Company shall require Executive to render assistance pursuant to this Section 9(h), the Company shall pay the Executive $150 per hour for such services. The Company shall reimburse Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive's written request in such form and containing such information as the Company shall reasonably request.

         10. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration, the non-prevailing party shall pay the prevailing party's costs, legal fees and other expenses respecting such arbitration party.

         11.   Successors.

               (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same amount that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         12. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under Sections 7 or 8 of this Agreement, Executive waives and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment.

         13. Certain Additional Payments by the Company. If Executive becomes entitled to any payments or benefits pursuant to the terms of or by reason of this Agreement (in the aggregate, "Payments" or singularly, "Payment"), which Payments are subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax (such excise tax is hereinafter referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on Payments, and
(ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the full amount of the Payments. Notwithstanding the foregoing provisions of this Section 13, if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value (defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (defined below), then except as provided below, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced (but not below zero) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. Such reduction, if applicable, shall be made by first reducing the payments under Section 8(a)(1) unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to Executive. For purposes of this Section 13, the "Parachute Value" of a Payment means the present value, as of the date of the Change of Control, for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), of the portion of such Payment that is a "parachute payment" under Section 280G(b)(2) of the Code; and the "Safe Harbor Amount" means 2.99 times Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code.

         14. Withholding. The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Agreement.

         15. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder, shall not be reduced or offset by any such compensation except that the welfare benefits provided pursuant to Section 7(b)(3) shall be reduced as provided by
Section 7(b)(3) to the extent Executive receives similar benefits from a subsequent employer.

         16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation of receipt, addressed as follows:

         If to Executive: at the most recent address on file with the Company.

         If to Company:

         Ventas, Inc.
         4360 Brownsboro Road, Suite 115
         Louisville, KY 40207
         Attn.: General Counsel

         17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

         18. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, wither written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company.

         19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

         20. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              VENTAS, INC.

                                              By:    /s/ T. Richard Riney
                                                  ------------------------------
                                                     T. Richard Riney
                                                     Executive Vice President



                                                     /s/ Raymond J. Lewis
                                                   -----------------------------
                                                     Raymond J. Lewis
                                                     Executive

                                  Attachment A

      Employment Agreement by and between Ventas, Inc. and Raymond J. Lewis
                                 General Release

         This agreement, release and waiver (the "Agreement"), made as of the ___ day of ________________, _____ (the "Effective Date"), is made by and between Ventas, Inc. (together with all successors thereto, "Company") and _____________________ ("Executive").

         WHEREAS, the Executive and the Company have entered into the an Employment Agreement dated the ___ day of _________________________, ____
("Employment Agreement");

         NOW THEREFORE, in consideration for receiving benefits and severance under the Employment Agreement and in consideration of the representations, covenants and promises set forth in this Agreement, the parties agree as follows:

1. Release. Except with respect to the Company's obligations under the Employment Agreement, the Executive, and Executive's heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment with the Company; the Executive's termination of employment with the Company; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute, ordinance or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the implied covenant of good faith and fair dealing. This Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan, nor to any rights of the Executive to indemnification under the Articles of Incorporation or by-laws of the Company or other agreement between Executive and the Company, nor to any rights of the Executive under any directors' and officers' liability insurance policy maintained by the Company.

2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement until such claim is withdrawn by Executive.

4. Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:

              (a) Executive has read this Agreement, and understands its legal and binding effect. Executive is acting voluntarily and of Executive's own free will in executing this Agreement.

              (b) Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

              (c) Executive was given at least [21][45] days to consider the terms of this Agreement before signing it.

         Executive understands that, if Executive signs the Agreement, Executive may revoke it within seven days after signing it. Executive understands that this Agreement will not be effective until after the seven-day period has expired.

5. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

9. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky without regard to its choice of law principles.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

                                    EXECUTIVE


                                    ____________________________________________
                                            DATE:  _____________________________




                                    VENTAS, INC.



                                    BY: ________________________________________
                                            TITLE: _____________________________
                                            DATE:  _____________________________